Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
April 4, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST INC. ANNOUNCES

ACQUISITION ACTIVITY

DENVER, CO — April 4, 2011 — Industrial Income Trust Inc. (“IIT”), an industrial real estate investment trust, announced today that on March 29, 2011, it completed the acquisition of a distribution center of approximately 1.3 million square feet located in the Atlanta, Georgia area for approximately $33.8 million at an estimated purchase price capitalization rate of approximately 8.8%. The property is 100% leased to Solo Cup Company, the leading U.S. supplier of single use cups, plates and bowls.

“The acquisition of this distribution center strengthens our presence in the metro-Atlanta area as the I-20 East submarket is gaining popularity due to its low costs, easy access to I-20 and to the Port of Savannah,” said Dwight Merriman, Chief Executive Officer of IIT.

IIT also announced the completion of two other acquisitions in March 2011. On March 23, IIT completed the acquisition of a distribution center of approximately 235,000 square feet in the Baltimore, Maryland area for approximately $19.3 million at an estimated purchase price capitalization rate of approximately 9.1%, and on March 22, IIT completed the acquisition of an industrial warehouse of approximately 400,000 square feet in the Tacoma, Washington area, for approximately $20.0 million. The Tacoma property is considered a “value-add” acquisition, as the building is currently vacant.

“The Baltimore market serves as a central location in the Mid-Atlantic corridor, providing the opportunity to reach 50% of the country within a 24-hour truck drive,” said Mr. Merriman. “The Tacoma area continues to be appealing due to its access to the Port of Tacoma.”

Since its first acquisition on June 30, 2010, and including these recent acquisitions, IIT has acquired properties with an aggregate purchase price of approximately $384.5 million, comprised of 33 buildings in eight markets that total approximately 7.0 million square feet. Excluding the “value-add” property discussed above, IIT’s operating portfolio currently includes 32 buildings with 51 tenants, an occupancy rate of 98.8%, and an aggregate average remaining lease term (based on square feet) of approximately 6.7 years. The estimated aggregate weighted-average purchase price capitalization rate is approximately 7.7%.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning market attributes, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

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